Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sirius XM Holdings Inc. (successor registrant to its direct

wholly owned subsidiary Sirius XM Radio, Inc., predecessor):

We consent to the incorporation by reference in the registration statement of Liberty Media Corporation in this Form S-4 of our report dated February 6, 2013, with respect to the consolidated balance sheets of Sirius XM Radio Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears as part of the separate financial statements for Sirius XM Radio, Inc. and subsidiaries in Item 15(a)(2)(ii) of the December 31, 2014 annual report on Form 10-K of Liberty Media Corporation.

/s/ KPMG LLP

New York, New York
December 22, 2015